GRAINGER REPORTS RESULTS FOR THE 2016 SECOND QUARTER
Revises 2016 Sales and EPS Guidance

Quarterly Summary

•	Sales of $2.6 billion, up 2 percent

•	Reported EPS of $2.79, down 14 percent

•	Adjusted EPS of $2.89, down 12 percent

CHICAGO, July 19, 2016 - Grainger (NYSE: GWW) today reported results for the 2016 second quarter ended June 30, 2016. Sales of $2.6 billion increased 2 percent versus $2.5 billion in the second quarter of 2015. There were 64 selling days in the 2016 second quarter, the same as the 2015 second quarter. Net earnings for the quarter of $173 million were down 22 percent versus $221 million in 2015. Earnings per share of $2.79 declined 14 percent versus $3.25 in 2015.

Second quarter results contained the following special items that the company believes are not indicative of ongoing operations and have been removed to provide better comparability with prior periods. Excluding the special items in both years noted below, net earnings decreased 20 percent and earnings per share decreased 12 percent.

	Three Months Ended June 30,

	2016	2015	% Change
Diluted Earnings Per Share as reported:	$2.79	$3.25	(14)%
Restructuring (United States)	(0.09)
Inventory reserve adjustment (Canada)	0.12
Restructuring (Canada)	0.09
Restructuring (Unallocated expense)	0.09
Discrete tax item	(0.11)
Restructuring (Other Businesses)		0.02
Subtotal	0.10	0.02
Diluted Earnings Per Share as adjusted:	$2.89	$3.27	(12)%

“Grainger and our industry remain challenged by the difficult industrial environment. The U.S. business performed slightly below our expectations due to lower sales volume that was partially offset by better than expected gross profit margins. We managed expenses tightly in the quarter given the lower sales volume. Our Canadian business continued to be affected by low oil prices, the fires in Fort McMurray and unfavorable foreign exchange. While these headwinds will likely remain in the near term, we have confidence in our Canadian leadership team and the steps we are taking to return to long-term profitability. A bright spot for the quarter was the continued strong performance of our single channel online businesses, which posted topline growth of 34 percent,” said Chairman, President and Chief Executive Officer Jim Ryan. Ryan concluded, “Despite the significant shortfall in Canada, which contributed to quarterly performance below our expectations, I have great confidence that we have positioned Grainger to capitalize on the attractive growth opportunity in the large and fragmented MRO market.”

The company also revised its 2016 sales and earnings per share guidance and now expects sales growth of 1 to 4 percent and earnings per share of $11.20 to $12.20 for the year. The company’s previous 2016 guidance, communicated on April 18, 2016, included sales growth of 0 to 6 percent and earnings per share of $11.00 to $12.80.

Company
Sales increased 2 percent in the 2016 second quarter versus the prior year. The sales performance included a 4 percentage point contribution from Cromwell Group (Holdings) Limited, acquired on September 1, 2015. Excluding this acquisition, organic sales declined 2 percent driven by a 1 percentage point decrease in volume and a 1 percentage point reduction in price.

Company operating earnings of $306 million for the 2016 second quarter declined 14 percent versus $357 million in the 2015 quarter. The decline was driven by lower sales, lower gross profit margins and higher operating expenses. Excluding the items detailed in the table above in both years, operating earnings declined 10 percent in the quarter.

The company has two reportable business segments, the United States and Canada, which represented approximately 82 percent of company sales for the quarter. The remaining operating businesses are located in Europe, Asia and Latin America. The single channel online businesses are included in Other Businesses and are not reportable segments.
United States
Sales for the U.S. segment declined 3 percent versus the 2015 second quarter. The 3 percent decline was driven by a 2 percentage point decrease in volume and a 2 percentage point decline in price, partially offset by a 1 percentage point contribution from increased sales to

Zoro, the single channel online business in the United States. Retail and Government customers posted the strongest sales growth in the quarter.

Operating earnings for the U.S. segment declined 6 percent in the quarter driven by lower sales and lower gross profit margins, partially offset by lower operating expenses. Gross profit margins for the quarter declined 0.9 percentage points driven by unfavorable customer mix and price deflation outpacing cost deflation. Operating expenses for the segment were down 4 percent in the quarter versus the 2015 second quarter.

The quarter included $6 million of restructuring costs for the U.S. segment driven by previously announced branch closures and the offshoring of some IT support functions. These charges were more than offset by $15 million in gains on the sale of branch real estate for a net restructuring benefit of $9 million, or $0.09 per share. Excluding restructuring, operating expenses were down 2 percent and operating earnings were down 8 percent.

Canada
Second quarter 2016 sales for Acklands-Grainger declined 19 percent in U.S. dollars and 16 percent in local currency. The 16 percent decline consisted of 14 percentage points from lower volume and 2 percentage points from the wildfires in Alberta. The business in Canada continued to be affected by a weak economic environment, resulting in lower sales to most customer end markets. Daily sales in the province of Alberta, which represents about a third of the company’s business in Canada, were down 28 percent versus the prior year, while daily sales for all other provinces were down 11 percent.

The business in Canada posted a $28 million operating loss in the 2016 second quarter versus operating earnings of $9 million in the prior year, driven by the sales decline, a lower gross profit margin and negative expense leverage. The gross profit margin in Canada declined 12 percentage points versus the prior year, primarily due to a large inventory adjustment along with cost of goods inflation exceeding price inflation due to unfavorable foreign exchange. Operating expenses declined 3 percent in the quarter due to lower SAP project costs and lower advertising costs, partially offset by restructuring costs.

During the quarter, the Canadian business recognized a negative adjustment to inventory of $10 million, or $0.12 per share. This adjustment was based on additional visibility of inventory performance provided by the recent conversion to the U.S. SAP system. Restructuring costs for the Canadian business in the quarter were $8 million, or $0.09 per share, primarily related to severance. Excluding these items, operating expenses were down 12% and the business posted an operating loss of $10 million.

Other Businesses
Sales for the Other Businesses increased 49 percent for the 2016 second quarter versus the prior year, consisting of 31 percentage points from Cromwell, 17 percentage points from volume and price and a 1 percentage point benefit from foreign exchange. Strong organic performance for the Other Businesses was driven by 34 percent daily sales growth for the single channel online businesses, partially offset by lower sales in Latin America.

Operating earnings for the Other Businesses of $30 million in the 2016 second quarter were up 96 percent versus $15 million the prior year. This performance was driven by strong operating results from Zoro in the United States and MonotaRO in Japan. Cromwell’s business also contributed to the earnings growth in the quarter.

Unallocated Expenses
Unallocated expenses of $45 million increased 22 percent in the 2016 second quarter versus $37 million in the prior year quarter. The increase was driven primarily by a $9 million, or $0.09 per share, write-down of a corporate aircraft that the company plans to sell in connection with the outsourcing of the aviation department.

Other Income and Expense
Other income and expense was a net expense of $23 million in the 2016 second quarter versus a net expense of $8 million in the 2015 second quarter. This increase was primarily due to interest expense from the $1 billion of debt issued in 2015 and the $400 million of debt issued in May 2016, along with the planned losses from the company’s investments in clean energy.

Income Tax
For the quarter, the effective tax rate in 2016 was 36.6 percent versus 35.4 percent in 2015. The 2016 second quarter included a $0.11 per share benefit from the effective settlement of certain federal income tax issues under audit for the years 2009 through 2012. Excluding this discrete benefit, the company’s effective tax rate was 39.1 percent. The effective tax rate for the 2015 second quarter, excluding a year-to-date adjustment for the benefit from the company’s first clean energy investment, was 36.9 percent. The year-over-year increase in the tax rate, excluding the settlement benefit, was primarily due to a larger proportion of earnings from higher tax rate jurisdictions and lower benefit from the clean energy investments in the quarter. The company currently projects an effective tax rate, excluding discrete items, of 36.8 to 37.8 percent for the full year 2016 versus 35.2 to 36.2 percent provided on April 19, 2016. This increase is driven by the expectation of continued earnings concentration in higher tax rate jurisdictions and lower benefit from the clean energy investments.

Cash Flow
Operating cash flow was $173 million in the 2016 second quarter versus $213 million in the 2015 second quarter. The company used the cash generated during the quarter along with short term borrowings and proceeds from the 2016 debt offering to invest in the business and return cash to shareholders through share repurchase and dividends. Capital expenditures were $54 million in the 2016 second quarter versus $71 million in the second quarter of 2015. In the 2016 second quarter, Grainger returned $315 million to shareholders through $75 million in dividends and $241 million to buy back 1,033,000 shares of stock.

Year-to-Date
For the six months ended June 30, 2016, sales of $5.1 billion increased 2 percent versus $5.0 billion in the six months ended June 30, 2015. There were 128 selling days in the first six months of 2016, one more than in 2015. Net earnings decreased 17 percent to $359 million versus $432 million in the first half of 2015. Earnings per share for the six months decreased 9 percent to $5.77 versus $6.32 in the first half of 2015.

Year-to-date results contained special items that the company believes are not indicative of ongoing operations and have been removed to provide better comparability with prior periods. Excluding the special items in both six-month periods noted below, net earnings decreased 13 percent and earnings per share decreased 5 percent.

	Six Months Ended June 30,

	2016	2015	% Change
Diluted Earnings Per Share as reported:	5.77	$6.32	(9)%
Restructuring (United States)	0.07
Inventory reserve adjustment (Canada)	0.12
Restructuring (Canada)	0.13
Restructuring (Unallocated expense)	0.09
Discrete tax item	(0.11)
Restructuring (Other Businesses)		0.05
Subtotal	0.30	0.05
Diluted Earnings Per Share as adjusted:	$6.07	$6.37	(5)%

W.W. Grainger, Inc., with 2015 sales of $10 billion, is North America’s leading broad line supplier of maintenance, repair and operating products (MRO), with operations also in Europe, Asia and Latin America.

Visit www.grainger.com/investor to view information about the company, including a history of sales by segment and a podcast regarding 2016 second quarter results. The Grainger website also includes more information through our Fact Book and Corporate Social Responsibility report.

Safe Harbor Statement

All statements in this communication, other than those relating to historical facts, are “forward-looking statements” based on our current view of the competitive market and the overall environment. Factors that could cause our actual results to differ materially from those statements include, among other risks and uncertainties, a major loss of customers or suppliers, competitive pressures, legal proceedings, changes in laws and regulations, general economic, industry or market conditions, technological or operational disruptions, natural and other catastrophes and other factors that can be found in our filings with the Securities and Exchange Commission, including our most recent Forms 10-K and 10-Q, which are available on our Investor Relations website. We disclaim any obligation to update or revise any forward-looking statement, except as required by law.

Contacts:

Media:	Investors:
Joseph Micucci	Laura Brown
Director, Media Relations	SVP, Communications & Investor Relations
O: 847-535-0879	O: 847-535-0409
M: 847-830-5328	M: 847-804-1383

Grainger Media Relations Hotline	William Chapman
847-535-5678	Sr. Director, Investor Relations
O: 847-535-0881
M: 847-456-8647

Michael Ferreter
Sr. Manager, Investor Relations
O: 847-535-1439
M: 847-271-6357

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net sales	$2,563,668	$2,522,565	$5,070,206	$4,962,226
Cost of merchandise sold	1,523,609	1,449,133	2,985,094	2,795,052
Gross profit	1,040,059	1,073,432	2,085,112	2,167,174
Warehousing, marketing and administrative expenses	734,470	716,715	1,462,431	1,459,209
Operating earnings	305,589	356,717	622,681	707,965
Other income and (expense)
Interest income	162	277	327	469
Interest expense	(16,806)	(4,184)	(30,531)	(5,819)
Loss from equity method investment	(5,427)	(4,302)	(11,815)	(4,302)
Other non-operating income and (expense)	(538)	178	(98)	(1,988)
Total other income and (expense)	(22,609)	(8,031)	(42,117)	(11,640)
Earnings before income taxes	282,980	348,686	580,564	696,325
Income taxes	103,535	123,451	209,475	256,944
Net earnings	179,445	225,235	371,089	439,381
Net earnings attributable to noncontrolling interest	6,769	4,687	11,700	7,818
Net earnings attributable to W.W. Grainger, Inc.	$172,676	$220,548	$359,389	$431,563
Earnings per share -Basic	$2.81	$3.28	$5.81	$6.38
-Diluted	$2.79	$3.25	$5.77	$6.32
Average number of shares outstanding -Basic	60,891	66,652	61,279	66,939
-Diluted	61,302	67,317	61,700	67,648

Diluted Earnings Per Share
Net earnings as reported	$172,676	$220,548	$359,389	$431,563
Earnings allocated to participating securities	(1,539)	(2,146)	(3,280)	(4,360)
Net earnings available to common shareholders	$171,137	$218,402	$356,109	$427,203
Weighted average shares adjusted for dilutive securities	61,302	67,317	61,700	67,648
Diluted earnings per share	$2.79	$3.25	$5.77	$6.32

SEGMENT RESULTS (Unaudited)
(In thousands of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Sales
United States	$1,978,542	$2,030,633	$3,944,809	$4,002,088
Canada	194,418	239,466	373,189	473,996
Other Businesses	474,166	318,898	919,500	616,697
Intersegment sales	(83,458)	(66,432)	(167,292)	(130,555)
Net sales to external customers	$2,563,668	$2,522,565	$5,070,206	$4,962,226

Operating earnings
United States	$348,938	$369,533	$680,795	$735,622
Canada	(27,741)	9,499	(40,088)	18,886
Other Businesses	29,724	15,158	51,508	24,684
Unallocated expense	(45,332)	(37,473)	(69,534)	(71,227)
Operating earnings	$305,589	$356,717	$622,681	$707,965

Company operating margin	11.9%	14.1%	12.3%	14.3%
ROIC* for Company			25.0%	32.4%
ROIC* for United States			43.2%	48.7%
ROIC* for Canada			(13.5)%	5.8%

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using operating earnings divided by net working assets (a 3-point average for the year). Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (3-point average of $95.4 million, deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve (3-point average of $388.0 million).  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees' profit sharing plans, and accrued expenses.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

Assets	June 30, 2016	December 31, 2015
Cash and cash equivalents	$315,997	$290,136
Accounts receivable – net	1,310,382	1,209,641
Inventories	1,418,678	1,414,177
Prepaid expenses and other assets (1)	179,727	134,688
Total current assets	3,224,784	3,048,642
Property, buildings and equipment – net	1,418,705	1,431,241
Deferred income taxes	27,485	83,996
Goodwill	590,109	582,336
Intangibles – net	437,521	463,294
Other assets	266,200	248,246
Total assets	$5,964,804	$5,857,755
Liabilities and Shareholders’ Equity
Short-term debt	$372,854	$353,072
Current maturities of long-term debt	132,620	247,346
Trade accounts payable	628,659	583,474
Accrued compensation and benefits	203,401	196,667
Accrued contributions to employees’ profit sharing plans	35,950	124,587
Accrued expenses	250,573	266,702
Income taxes payable	17,287	16,686
Total current liabilities	1,641,344	1,788,534
Long-term debt (2)	1,765,809	1,388,414
Deferred income taxes and tax uncertainties	135,950	154,352
Employment-related and other non-current liabilities	179,127	173,741
Shareholders' equity	2,242,574	2,352,714
Total liabilities and shareholders’ equity	$5,964,804	$5,857,755

(1)	Prepaid expenses and other assets increased $45 million primarily due to increases in prepaid income tax and software maintenance contracts
(2)	Long-term debt increased $377 million primarily due to the issuance of $400 million of Senior Notes in May 2016

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net earnings	$371,089	$439,381
Provision for losses on accounts receivable	8,282	4,630
Deferred income taxes and tax uncertainties	39,087	1,995
Depreciation and amortization	113,496	106,937
Gains from sales of assets, net of asset impairment	(15,564)	(51)
Stock-based compensation	21,135	27,043
Losses from equity method investment	11,815	4,302
Change in operating assets and liabilities – net of business acquisitions and divestitures:
Accounts receivable	(98,394)	(50,586)
Inventories	8,733	26,075
Prepaid expenses and other assets	(40,665)	6,929
Trade accounts payable	43,338	(29,144)
Other current liabilities	(128,960)	(169,123)
Current income taxes payable	(1,368)	(847)
Accrued employment-related benefits cost	3,877	4,231
Other – net	(9,512)	(2,267)
Net cash provided by operating activities	326,389	369,505
Cash flows from investing activities:
Additions to property, buildings and equipment	(105,717)	(170,873)
Proceeds from sales of assets	43,119	10,119
Equity method investment	(10,340)	(10,190)
Net cash received for business divestiture	-	1,114
Other – net	(597)	(567)
Net cash used in investing activities	(73,535)	(170,397)
Cash flows from financing activities:
Net increase (decrease) in short-term debt	19,083	(24,774)
Net increase (decrease) in long-term debt	261,476	970,250
Proceeds from stock options exercised	26,191	35,549
Excess tax benefits from stock-based compensation	9,770	17,106
Purchase of treasury stock	(412,647)	(442,595)
Cash dividends paid	(147,480)	(153,906)
Net cash (used in) provided by financing activities	(243,607)	401,630
Exchange rate effect on cash and cash equivalents	16,614	(7,596)
Net change in cash and cash equivalents	25,861	593,142
Cash and cash equivalents at beginning of year	290,136	226,644
Cash and cash equivalents at end of period	$315,997	$819,786

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

The company supplemented the reporting of financial information determined under U.S. generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, which the company refers to as "adjusted" measures, including adjusted operating earnings, adjusted segment operating earnings, adjusted net earnings and adjusted diluted earnings per share. Adjusted measures exclude items that may not be indicative of core operating results. The company believes that these non-GAAP measures provide meaningful information to assist shareholders in understanding financial results and assessing prospects for future performance. Management believes adjusted operating earnings, adjusted net earnings and adjusted diluted earnings per share are important indicators of operations because they exclude items that may not be indicative of our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies' non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported results. These non-GAAP financial measures reflect an additional way of viewing aspects of operations that, when viewed with GAAP results, provide a more complete understanding of the business. The company strongly encourages investors and shareholders to review company financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

The reconciliations provided below reconcile the non-GAAP financial measures adjusted net earnings, adjusted diluted earnings per share, adjusted operating earnings and adjusted segment operating earnings with GAAP financial measures:

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	%	2016	2015	%
Operating earnings reported	$305,589	$356,717	(14)%	$622,681	$707,965	(12)%
Restructuring (United States)	(9,352)	—		7,055	—
Inventory reserve adjustment (Canada)	9,847	—		9,847	—
Restructuring (Canada)	8,055	—		11,132	—
Restructuring (Unallocated expense)	8,947	—		8,947	—
Restructuring (Other Businesses)	—	2,066		—	4,086
Subtotal	17,497	2,066		36,981	4,086
Operating earnings adjusted	$323,086	$358,783	(10)%	$659,662	$712,051	(7)%

SUPPLEMENTAL INFORMATION - CONSOLIDATED STATEMENTS OF EARNINGS
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of dollars)

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	%	2016	2015	%
Segment operating earnings adjusted
United States	339,586	369,533		687,850	735,622
Canada	(9,839)	9,499		(19,109)	18,886
Other Businesses	29,724	17,224		51,508	28,770
Unallocated expense	(36,385)	(37,473)		(60,587)	(71,227)
Segment operating earnings adjusted	$323,086	$358,783	(10)%	$659,662	$712,051	(7)%

Company operating margin adjusted	12.6%	14.2%		13.0%	14.3%
ROIC* for Company				26.5%	32.5%
ROIC* for United States				43.6%	48.7%
ROIC* for Canada				(6.3)%	5.8%

*Adjusted ROIC is calculated as defined on page 8, excluding the items adjusting operating earnings as noted above.

	Three Months Ended June 30,			Six Months Ended June 30,
	2016	2015	%	2016	2015	%
Net earnings reported	$172,676	$220,548	(22)%	$359,389	$431,563	(17)%
Restructuring (United States)	(5,852)			4,415
Inventory reverse adjustment (Canada)	7,240			7,240
Restructuring (Canada)	5,922			8,184
Restructuring (Unallocated expense)	5,599			5,599
Discrete tax item	(7,075)			(7,075)
Restructuring (Other Businesses)		1,676			3,504
Subtotal	5,834	1,676		18,363	3,504
Net earnings adjusted	$178,510	$222,224	(20)%	$377,752	$435,067	(13)%

Diluted earnings per share reported	$2.79	$3.25	(14)%	$5.77	$6.32	(9)%
Restructuring (United States)	(0.09)			0.07
Inventory reverse adjustment (Canada)	0.12			0.12
Restructuring (Canada)	0.09			0.13
Restructuring (Unallocated expense)	0.09			0.09
Discrete tax item	(0.11)			(0.11)
Restructuring (Other Businesses)		0.02			0.05
Subtotal	0.10	0.02		0.30	0.05
Diluted earnings per share adjusted	$2.89	$3.27	(12)%	$6.07	$6.37	(5)%

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